Exhibit 99.1

Anson and Cable Car FILE PRELIMINARY CONSENT MATERIALS TO REMOVE ENTIRE BOARD OF DIRECTORS AT MEI Pharma, Inc.

Believe the Board Needs to be Held Accountable for its Poor Judgment and Value-Destructive Initiatives

Reiterate their Concern that the Board is Not Acting in the Best Interest of Stockholders

Believe Immediate Action Must be Taken to Prevent the Further Destruction of Value

TORONTO and SAN FRANCISCO, CA., July 17, 2023 — Anson Funds (“Anson”) and Cable Car Capital LLC (“Cable Car” and, together with Anson, “we” or “us”), which collectively beneficially own approximately 14.8% of the outstanding common stock of MEI Pharma, Inc. (the “Company” or “MEIP”; NasdaqCM: MEIP), today announced that they have filed preliminary consent materials with the Securities and Exchange Commission regarding their solicitation of written consents from stockholders in lieu of a stockholder meeting to remove the entire Board of Directors (the “Board”) of MEIP and issued the following statement:

“In our view, the current Board has not operated with stockholders in mind and needs to be held accountable. We believe the Board has repeatedly exhibited poor judgment and has failed to listen to stockholders, as evidenced by its decision to pursue a value-destructive and speculative transaction with Infinity Pharmaceuticals and its apparent refusal to accept that the transaction has seemingly failed to garner support from stockholders, the true owners of the Company.

We are launching this consent solicitation because we believe immediate action must be taken to prevent the further destruction of value. Removing the current directors is an important first step in reconstituting the Board and creating meaningful change at the Company.

The Board’s unwillingness to return capital to stockholders and refusal to engage with us regarding our all-cash acquisition proposal, in our view, evinces its fundamental misunderstanding of its role as steward of stockholder resources. We believe the stockholders of MEIP deserve a well-functioning Board that understands its role and will prioritize the best interest of stockholders.

We look forward to continuing to engage with our fellow stockholders over the coming weeks and invite you to review our preliminary consent statement, which explains further why we believe urgent change on the Board is needed.”

About Anson

Anson Funds is a privately held alternative asset manager with $1.6B in assets. The firm was founded in 2007 with offices in Toronto and Dallas.

About Cable Car

Cable Car Capital LLC is a registered investment adviser based in San Francisco and the general partner of Funicular Funds, LP, an investment partnership.

Media and Investor Contacts

Anson Funds

Taheer Datoo

Portfolio Manager

(416) 447-8874

tdatoo@ansonfunds.com

Cable Car Capital LLC

Steve Zelinger

General Counsel

(650) 438-3434

Steve@CableCarCapital.com

InvestorCom LLC

John Glenn Grau

(203) 295-7841

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Cable Car Capital LLC (“Cable Car Capital” and, together with its affiliates, “Cable Car”), Anson Advisors Inc. (“Anson Advisors”, and, together with its affiliates, “Anson”) and the other participants named herein (collectively, the “Participating Stockholders”), has filed a preliminary consent statement and accompanying WHITE consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents for the removal of all members of the board of directors (the “Board”) of MEI Pharma, Inc., a Delaware corporation (the “Company”).

CABLE CAR AND ANSON STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ CONSENT SOLICITOR.

The participants in this consent solicitation are Funicular Funds, LP (“Funicular”), Cable Car Capital, Jacob Ma-Weaver, Anson Funds Management LP (“Anson Management”), Anson Management GP LLC (“Anson GP”), Bruce R. Winson, Anson Advisors, Amin Nathoo, and Moez Kassam.

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As of the date hereof, the Participating Stockholders beneficially own, in the aggregate, 988,928 shares of the Company’s common stock, par value $0.00000002 per share (the “Common Stock”). As of the date hereof, Funicular beneficially owns directly 326,400 shares of Common Stock. Cable Car, as the general partner of Funicular, may be deemed to beneficially own the 326,400 shares of Common Stock owned by Funicular. Mr. Ma-Weaver, as the Managing Member of Cable Car, may be deemed to beneficially own the 326,400 shares of Common Stock owned directly by Funicular. As of the date hereof, Anson Management and Anson Advisors, each of which serve as the co-investment advisors to certain private funds (the “Anson Funds”), may be deemed to beneficially own the 662,528 shares of Common Stock owned directly by the Anson Funds. Anson GP, as the General Partner of Anson Management, may be deemed to beneficially own the 662,528 shares of Common Stock owned directly by the Anson Funds. Mr. Winson, as the principal of Anson Management and Anson GP, may be deemed to beneficially own the 662,528 shares of Common Stock owned directly by the Anson Funds. Mr. Nathoo and Mr. Kassam, each as directors of Anson Advisors, may be deemed to beneficially own the 662,528 shares of Common Stock owned directly by the Anson Funds.

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